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                                                                   Exhibit 4(b)

                                 LOAN AGREEMENT
                                 --------------


THIS LOAN AGREEMENT (the "Agreement") dated as of the 30th day of June, 1996 (the "Agreement"), by and between MPW Industrial Services, Inc. ("MPW Inc."), MPW Industrial Services, LTD. ("MPW LTD."), MPW Management Services Corp. ("MPW Corp.") , Weston Engineering, Inc. ("Weston"), Pro Kleen Industrial Services, Inc. ("Pro Kleen"), and Aquatech Environmental, Inc. ("Aquatech") (MPW Inc., MPW LTD., MPW Corp., Weston, Pro Kleen and Aquatech jointly and severally the "Borrowers") ( MPW Inc., MPW LTD., MPW Corp., Weston, and Aquatech jointly and severally the "Companies") and Bank One, Columbus, NA, 100 East Broad Street, Columbus, Ohio 43271 ("Bank One").

                                    RECITALS:
                                    ---------


WHEREAS, Borrowers desire to obtain certain credit facilities;  and

WHEREAS, Bank One is willing to make available certain credit facilities upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

                          SECTION 1. CREDIT COMMITMENTS
                          -----------------------------

CREDIT COMMITMENTS. Bank One hereby agrees, on the terms and conditions of this Agreement, to make available to Borrowers the credit facilities described in Sections 2 and 3 of this Agreement.

           SECTION 2. REVOLVING CREDIT FACILITY AND LETTERS OF CREDIT
           ----------------------------------------------------------

2.1        REVOLVING CREDIT COMMITMENT.

2.1.1 AVAILABILITY. At any time, the "Revolving Credit Commitment" shall be an amount equal to Twelve Million Dollars ($12,000,000.00) less the aggregate stated amounts of any outstanding Letter(s) of Credit, provided, however, that upon any draws under any Letter(s) of Credit, Bank One may treat such draw as a request for a Variable Rate Loan so long as the Revolving Credit Commitment is not thereby exceeded. The Revolving Credit Commitment shall be available to the Company, subject to the limitations herein, in whole or in part and from time to time until June 30, 1998, and any amounts borrowed may be repaid in whole or in part and reborrowed until such date. Each borrowing under the Revolving Credit Commitment, except as otherwise provided in Section 2.2.1, shall be in an amount not less than $1,000 or any larger amount which is an integral multiple of $1,000 (a "Revolving Credit Loan"); provided, however, any Revolving Credit Loan in the form of a Eurodollar Rate Loan shall be in an amount not less than $500,000 or any larger amount which is an integral multiple of $100,000.

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2.1.2      CONVERSION OPTIONS. Borrowers may elect from time to time to convert all or a portion of the Variable Rate Loans then outstanding to Eurodollar Rate Loans by giving Bank One irrevocable telephone notice of such election as provided in this Section 2.1.2. Each Eurodollar Rate Loan shall automatically convert to a Variable Rate Loan upon its maturity unless Borrowers elect to continue such Variable Rate Loan as a Eurodollar Rate Loan by giving Bank One the irrevocable telephone notice of such election as provided in this Section 2.1.2. Any such notice pursuant to this Section 2.1.2 shall be received by Bank One not later than 10:30 a.m. Columbus, Ohio time on the Eurodollar Banking Day immediately prior to the proposed conversion date, which shall be a Eurodollar Banking Day, and shall specify (i) the conversion date and (ii) the length of the Interest Period. If no Event of Default or Default then exists, such conversion shall be made on the requested conversion date. All or any part of the outstanding Revolving Credit Loans may be converted as provided herein, provided that partial conversions of Revolving Credit Loans shall be in the aggregate principal amount of $500,000 or in additional amounts of $100,000 or integral multiples thereof.

2.1.3 REVOLVING CREDIT NOTE. The obligation of Borrowers to repay the unpaid principal amount of each Revolving Credit Loan shall be evidenced by a master promissory note (the "Revolving Credit Note") of the Borrowers executed by duly authorized officers thereof, dated as of the date of this Agreement, and in the form of Exhibit 2.1.3 attached hereto.

2.1.4 COMMITMENT FEES. Borrowers shall pay to Bank One a Commitment Fee (the "Commitment Fee") based on the daily average amount of the Revolving Credit Commitment not drawn down in Revolving Credit Loans (the "Unused Commitment") for the period beginning with the date hereof and ending June 30, 1998 or on the sooner termination in full of the Revolving Credit Commitment. The Commitment Fee shall be payable quarterly in arrears on the last day of each March, June, September and December and when the Revolving Credit Commitment is fully terminated, on the date of such termination. The amount of the Commitment Fee shall be equal to one-quarter percent (1/4%) per annum of the Unused Commitment (computed on the basis of the actual number of days elapsed over a Business Year).

2.1.5      CANCELLATION OR REDUCTION OF THE COMMITMENT BY BORROWERS.

           (a) The Revolving Credit Commitment may be cancelled or may be reduced permanently from time to time by Borrowers in the amount of $500,000 or any larger amount which is a whole multiple of $100,000 at any time upon one Domestic Banking Day's written notice to Bank One of Borrowers' election to do so, which notice shall specify the date when such cancellation or reduction shall be effective and on the effective date of such reduction the Revolving Credit Commitment shall be reduced; provided that:

               (i)  any such cancellation or reduction shall be irrevocable;

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               (ii) in the event of a cancellation of the Revolving Credit
           Commitment, the Revolving Credit Note shall be paid in full and all Commitment Fees due to the date of cancellation shall be paid in full;

               (iii) in the event of a reduction of the Revolving Credit Commitment to a level which is below the principal amount of the then outstanding Revolving Credit Loans, the Revolving Credit Loans shall be prepaid so that the aggregate unpaid principal amount of the Revolving Credit Loans do not exceed the Revolving Credit Commitment as so reduced; and

               (iv) no cancellation or reduction shall take place which will require Borrowers to prepay a Eurodollar Rate Loan in order to reduce the then outstanding principal balance on the Revolving Credit Loans to the level of the Revolving Credit Commitment following such cancellation or reduction, except with the consent of Bank One, which consent may be withheld at the discretion of Bank One or granted on such terms and for such consideration as Bank One shall determine.

           (b) All principal payments made pursuant to this Section 2.1.5 shall be accompanied by such additional consideration as may be required pursuant to any other provision of this Agreement.

2.2        LETTERS OF CREDIT.

2.2.1 LETTER OF CREDIT COMMITMENT. Any authorized signer of Borrowers may request that Bank One issue a letter or letters of credit in an aggregate undrawn amount of the Revolving Credit Commitment up to a maximum of Three Million Dollars ($3,000,000.00) (including the existing letters of credit set forth on Exhibit 2.2 prior to their expiration) from time to time for the benefit of Borrowers (the "Letter of Credit Commitment"). The Letter of Credit Commitment shall be available to the Borrowers subject to the limitations herein, in whole or in part and from time to time until June 30, 1998; provided that the termination date of any such Letter(s) of Credit shall be no later than June 30, 2003.

2.2.2 REIMBURSEMENT. Borrowers agree that, at the sole discretion of Bank One, whenever amounts become due to Bank One from Borrowers for reimbursement of any draws under any Letter(s) of Credit, Bank One may (but shall not be obligated to) treat such event as a request for a Variable Rate Loan under this Agreement and directly apply the proceeds of such Variable Rate Loan to the payment of the then outstanding reimbursement obligations of Borrowers for draws under such Letter(s) of Credit. Any amounts which are drawn under any Letter(s) of Credit after June 30, 1998 shall be payable by Borrowers immediately and shall not become a Variable Rate Loan since the Revolving Credit Commitment shall have matured.

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2.3        CONVERSION OPTION.

2.3.1 CONVERSION. Provided no Default or Event of Default then exists, Borrowers may, on or before June 30, 1998, exchange the Revolving Credit Note for a note having a principal amount equal to the then unpaid principal balance of the Revolving Credit Loans (the "Conversion Option Loan") and the Revolving Credit Note will thereafter be cancelled and the Revolving Credit Commitment terminated.

2.3.2 CONVERSION OPTION NOTE. The Conversion Option Loan shall be evidenced by the promissory note of Borrowers executed by duly authorized officers thereof and shall be in the form of Exhibit 2.3.2 attached hereto with blanks appropriately completed (the "Conversion Option Note").

                    SECTION 3. ADDITIONAL CREDIT FACILITIES.
                    ----------------------------------------

3.1        AMENDED AND RESTATED AIRPLANE LOAN.

3.1.1 LOAN. Bank One has lent to MPW, Inc. the sum of Three Million Dollars ($3,000,000.00) (the "Airplane Loan").

3.1.2 AIRPLANE NOTE. Borrowers shall execute and deliver to Bank One the amended and restated promissory note executed by duly authorized officers thereof in the form of Exhibit 3.1 attached hereto (the "Aircraft Note").

3.2        WESTON ACQUISITION LOAN.

3.2.1 LOAN. Bank One agrees to lend to Borrowers the sum of Two Million Eight Hundred Thousand Dollars ($2,800,000.00) (the "Weston Acquisition Loan").

3.2.2 WESTON ACQUISITION NOTE. Borrowers shall execute and deliver to Bank One the promissory note executed by duly authorized officers thereof in the form of Exhibit 3.2 attached hereto (the "Weston Acquisition Note").

3.3        EQUIPMENT LOAN.

3.3.1 LOAN. Bank One agrees to lend to Borrowers the sum of One Million Eight Hundred Thousand Dollars ($1,800,000.00) (the "Equipment Loan").

3.3.2 EQUIPMENT NOTE. Borrowers shall execute and deliver to Bank One the promissory note executed by duly authorized officers thereof in the form of Exhibit 3.3 attached hereto (the "Equipment Note").

3.4 MORTGAGE LOAN. Bank One agrees to lend to the Black Family Limited Partnership the sum of Two Million Two Hundred Thousand Dollars ($2,200,000.00), which shall be guaranteed by MPW, Inc. (the "MPW Mortgage Guaranty").

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3.5        CERTAIN LETTERS OF CREDIT. Bank One has issued two letters of credit, copies of which are attached hereto as Exhibit 3.5, pursuant to the Letter of Credit Agreement. Pursuant to the Letter of Credit Agreement, MPW, Inc. has guaranteed the reimbursement obligations of the Account Party to Bank One (the "MPW Reimbursement Obligations").

                 SECTION 4. PROVISIONS APPLICABLE TO ALL LOANS.
                 ----------------------------------------------

4.1        REVOLVING CREDIT LOAN.

4.1.1 ELECTION. Each Revolving Credit Loan shall, at the election of Borrowers made in accordance with the provisions of this Section 4.1.1, be made either in the form of (i) a Variable Rate Loan at a rate of interest in accordance with Section 4.1.1 (individually a "Variable Rate Loan" and collectively the "Variable Rate Loans") or
           (ii) a Eurodollar Rate Loan at a rate of interest in accordance with
           Section 4.1.1 (individually a "Eurodollar Rate Loan" and collectively the "Eurodollar Rate Loans"). The aggregate unpaid principal amount of the Variable Rate Loans and the Eurodollar Rate Loans at any one time outstanding shall not exceed the Revolving Credit Commitment.

           Each Revolving Credit Loan shall be made pursuant to Borrowers' request therefore to Bank One which request for a Revolving Credit Loan shall specify (i) the total amount of the Revolving Credit Loan;
           (ii) the borrowing date (the "Borrowing Date"), which shall be a Domestic Banking Day in the case of a Variable Rate Loan and a Eurodollar Banking Day in the case of a Eurodollar Rate Loan; and
           (iii) whether the Revolving Credit Loan is to be a Variable Rate Loan or a Eurodollar Rate Loan (and in the case of a Eurodollar Rate Loan, the length of the Interest Period). Requests for Variable Rate Loans may be made on the applicable Borrowing Date. Requests for Eurodollar Rate Loans shall be made not later than 10:30 a.m. Columbus, Ohio time on the Eurodollar Banking Day immediately prior to the applicable Borrowing Date.

           In the case of a request for a Eurodollar Rate Loan, Bank One shall, not later than 10:30 a.m. Columbus, Ohio time on the applicable Borrowing Date, give notice to Borrowers of the Adjusted Eurodollar Rate (including information as to the calculation thereof) applicable for the period requested by Borrowers. Borrowers shall not later than 12:00 p.m. Columbus, Ohio time on the applicable Borrowing Date give notice by telephone confirmed in writing to Bank One whether they elect (i) to complete such borrowing in the form of a Eurodollar Rate Loan; (ii) to complete such borrowing as a Variable Rate Loan; or
           (iii) to cancel its request for a Revolving Credit Loan. Failure by Borrowers to timely deliver such notice shall constitute cancellation of such request.

4.1.2 INTEREST RATE ON REVOLVING CREDIT LOANS. Revolving Credit Loans shall bear interest at the rate(s) set forth on Exhibit 4.1.2.

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4.2.       TERM LOANS.

4.2.1 ELECTION. Unless Borrowers have elected to cause all or a portion of a Term Note to bear interest at an Adjusted Eurodollar Rate, a Term Note shall bear interest at a Variable Rate in accordance with
           Section 4.2.2. Borrowers may elect to have all or a portion of any Term Note bear interest at an Adjusted Eurodollar Rate in accordance with Section 4.2.2. by providing a request therefor to Bank One not later than 10:30 a.m. Columbus, Ohio time on the Eurodollar Banking Day immediately prior to the applicable Effective Date, which request shall specify (i) the effective date of the Adjusted Eurodollar Rate (the "Effective Date"), which shall be a Eurodollar Banking Day, (ii) the principal amount of the Term Note to bear interest at the Adjusted Eurodollar Rate, which shall be not less than $500,000 or in additional amounts of $100,000 or integral multiples thereof and
           (iii) the length of the Interest Period. Bank One shall not later than 10:30 a.m. Columbus, Ohio time on the applicable Effective Date, give notice to Borrowers of the Adjusted Eurodollar Rate (including information as to the calculation thereof) applicable for the period requested by Borrowers. Borrowers shall not later than 12:00 p.m. Columbus, Ohio time on the applicable Effective Date give notice by telephone to Bank One as to whether or not it elects to have all or a portion of the Term Note bear interest at the Adjusted Eurodollar Rate commencing as of the Effective Date and if so, the Interest Period. In the event Borrowers elect not to have the Term Note bear interest at the Adjusted Eurodollar Rate or fails to timely deliver such notice of election, the Term Note shall continue to bear interest at the Variable Rate (or other applicable Adjusted Eurodollar Rate then in effect) and such portion of the Term Loan bearing interest at an Adjusted Eurodollar Rate shall upon expiration of such Interest Period bear interest at the Variable Rate. Each election to have a portion of the Term Note bear interest at the Adjusted Eurodollar Rate shall be recorded and endorsed by Bank One on the schedule attached to the Term Note; provided, however, that the failure of Bank One to make such recordation shall not limit or otherwise affect the obligations of Borrowers under the Term Note.

4.2.2 INTEREST RATE ON TERM LOANS. Term Loans shall bear interest at the rate(s) set forth on Exhibit 4.2.2.

4.3        INTEREST PAYMENT DATES.

           4.3.1 Revolving Credit Loans. Interest on each Revolving Credit Loan shall be calculated on the basis of the actual number of days elapsed over a Business Year. Interest on each Variable Rate Loan shall be payable on the last day of each fiscal quarter (the "Interest Payment Date") payable on each December 31, March 31, June 30 and September 30 during this Agreement. Interest on each Eurodollar Rate Loan shall be payable on the last day of the Interest Period, but not less frequently than quarterly.

           4.3.2 Term Loans. Interest on the portion of any Term Note bearing interest at an Adjusted Eurodollar Rate shall be payable on the last day of the Interest Period. Interest on the portion of any Term Note bearing interest at a Variable Rate shall be payable on each Interest Payment Date, but not less frequently than quarterly.

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4.4        PRINCIPAL PAYMENT DATES. Principal payments on the Notes shall be due and payable in accordance with the terms thereof.

4.5        OPTIONAL PREPAYMENTS.

           4.5.1 Variable Rate Loans. Outstanding Variable Rate Loans or amounts due on Term Notes bearing interest at a Variable Rate may be prepaid, at Borrowers' option, in whole or in part at any time or from time to time, without premium or penalty, in principal amounts of $1,000 or integral multiples thereof, by giving written, telegraphic or oral notice to Bank One not later than 2:00 p.m. Columbus, Ohio time on the Domestic Banking Day on which prepayment is to be made. When such notice of prepayment has been given to Bank One, the applicable principal amounts of the Variable Rate Loans shall become due and payable on the designated prepayment date. Interest on the principal of the Revolving Credit Notes repaid, accrued to such prepayment date, shall be due and payable on the next Interest Payment Date. Eurodollar Loans may only be prepaid as provided for in Section 4.7(e) and Section 2.1.5.

           4.5.2 Eurodollar Eurodollar Loans and amounts due on Term Notes bearing interest at a Eurodollar Rate may only be prepaid as provided for in Section 4.7(e) and Section 2.1.5.

4.6 DEFAULT RATE. Notwithstanding anything to the contrary contained herein or in the Notes, on and after an Event of Default resulting from the failure to timely pay principal of or interest on the Notes or on or after any other Event of Default in which Bank One has exercised its rights under Section 9.1 of this Agreement (subject to notice and cure provisions provided herein), the Loans, including Eurodollar Rate Loans and Term Loans bearing interest at an Adjusted Eurodollar Rate, shall bear interest at a rate per annum equal to two percent (2%) in excess of the Prime Rate from the date of such Event of Default until paid in full.

4.7 ADDITIONAL PROVISIONS AND LIMITATIONS FOR EURODOLLAR RATE LOANS. The additional provisions and limitations set forth below shall apply with respect to Eurodollar Rate Loans on both the Term Loans and on the Revolving Credit Commitment:

           (a) If Bank One shall, prior to making any Eurodollar Rate Loan in good faith, determine that it is unable to reasonably ascertain the Eurodollar Rate or to acquire Eurodollar deposits on reasonable terms in an amount sufficient to meet a request for a Eurodollar Rate Loan, Bank One shall promptly notify Borrowers. In such event, the Borrowers may request a Variable Rate Loan of like amount without regard to the notice requirement of Section 4.1 or Section 4.2 or may cancel such request.

           (b) The obligation of Bank One to make Eurodollar Rate Loans hereunder shall be suspended in the event that after the date hereof any change in any law or regulation or in any interpretation thereof by any governmental authority charged with its administration shall, in the sole opinion of Bank One, make it unlawful for Bank One to comply with its obligation to make or maintain any Eurodollar Rate Loan hereunder for the duration of such illegality. Bank One shall promptly notify Borrowers of such suspension, and, if

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

           and when, in the sole opinion of Bank One, such illegality ceases to exist, such suspension shall cease and Bank One shall promptly notify Borrowers of such termination of such suspension.

           (c) If Bank One has Eurodollar Rate Loans outstanding and after the date hereof there shall occur any change in applicable law, regulation or interpretation (including any request, guideline or policy not having the force of law by any authority charged with the administration or interpretation thereof) (i) which change directly affects transactions in Eurodollars, (ii) which involves new or additional taxes, reserves (costs already included in the Eurocurrency Liability not included) or deposit requirements in regard to the Eurodollar Rate Loans or changes in the basis of taxation of payments on such Eurodollar Rate Loans, or (iii) which, if the Eurodollar Rate Loans made hereunder by Bank One were to have been matched with Eurodollar deposits corresponding in amounts to such Eurodollar Rate Loans and having maturity dates, which are the same as such Eurodollar Rate Loans regardless of whether or not such Eurodollar Rate Loans are in fact so matched, actually increases the cost to Bank One of making or maintaining the Eurodollar Rate Loans hereunder or reduces the amount of any payments (whether of principal, interest or otherwise) receivable by Bank One as to any Eurodollar Rate Loans or requires Bank One to make any payment on or calculated by reference to the gross amount of any sum received by it as to such Eurodollar Rate Loans, then where the amount of any such additional cost, reduction or payment is deemed material by Bank One:

               (i) Bank One shall promptly notify Borrowers of the occurrence of such event;

               (ii) Bank One shall promptly deliver to Borrowers a certificate stating the change which has occurred, together with the date thereof and the amount of and the manner of calculating the increased cost on any outstanding Eurodollar Rate Loan; and

               (iii) upon receipt of such certificate from Bank One, Borrowers shall pay to Bank One on demand the amount or amounts of such additional cost with respect to such outstanding Eurodollar Rate Loan as additional compensation hereunder.

           (d) The certificate of Bank One delivered to Borrowers as to the additional amount payable pursuant to Section 4.7(c) shall (in the absence of manifest error in the transmission or calculation) be prima facie evidence of the amount thereof. The protection of this
           Section 4.7(d) shall be available to Bank One regardless of any possible contention of invalidity or inapplicability of the law, regulation or condition which has been imposed. However, if Borrowers have made a payment of any additional amounts pursuant to Section 4.7(c) and any subsequent event occurs which reduces the amount of the increased cost incurred by Bank One, then Bank One shall promptly refund to Borrowers an amount equal to such reduction in the amount of increased cost.

           (e) Borrowers shall be entitled, in addition to its other rights, to prepay any outstanding Eurodollar Rate Loan (all such prepayments shall be in full and not in part with interest accrued to the date of such prepayments) by substituting a Variable Rate Loan of equal principal amount therefor. As a condition of such prepayments other than as required by

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

           sub-section 4.7(b), Borrowers shall promptly pay to Bank One, upon Bank One's written request, such amount or amounts as in the reasonable judgment of Bank One will compensate Bank One for any loss, premium or penalty incurred or to be incurred by Bank One because of such prepayment.

4.8 PAYMENTS. All payments and prepayments by Borrowers to be made in respect of the Commitment Fee or of principal or interest on the Notes shall become due at 1:30 p.m. Columbus, Ohio time on the day when due, and shall be made to Bank One in federal funds or other immediately available lawful money of the United States of America. Whenever any payment to be made hereunder shall be due other than on a Domestic Banking Day, such payment shall be made on the next succeeding Domestic Banking Day and such extension of time shall in such case be included in the computation of interest or fees hereunder.

4.9 SETOFFS. Upon the occurrence, and during the continuation, of any Event of Default, Bank One shall have the right to set off against all obligations of Borrowers to Bank One under this Agreement and the Notes, whether matured or unmatured, all amounts owing to Borrowers by Bank One, whether or not then due and payable, and all funds or property of Borrowers on deposit with or otherwise held or in the custody of Bank One for the beneficial account of Borrowers, except for (a) funds necessary to cover checks for the payment of taxes or employee contributions in which Borrowers have no beneficial interest issued to third parties prior to the date any setoff is claimed by Bank One and (b) accounts maintained, but not substantially overfunded, for the payment of taxes or employee contributions in which Borrowers have no beneficial interest. Such funds shall be charged against accrued interest on and/or principal of the Notes or Commitment Fees as Bank One may determine in its discretion.

4.10 INTEREST CALCULATION. Interest upon the Notes shall be calculated on a 365 day year basis and shall be calculated by dividing the actual number of days which elapsed during the period interest accrued by a year of 365 days times the interest rate in effect.

                       SECTION 5. CONDITIONS OF BORROWING.
                       -----------------------------------

The obligation of Bank One to make the Loans to Borrowers provided for hereunder shall be subject to the following conditions:

5.1 CONDITIONS PRECEDENT TO THE INITIAL REVOLVING CREDIT LOAN. Prior to the disbursement of the initial Revolving Credit Loan hereunder, Borrowers shall furnish to Bank One the following, each dated the date of the disbursement of the initial Revolving Credit Loan, in form and substance satisfactory to Bank One and counsel for Bank One:

           (a) The duly executed Revolving Credit Note in the form of the attached Exhibit 2.1.3;

           (b) Certified copies of the resolutions of the board of directors or general partners of each Borrower authorizing the execution, delivery and performance of the Borrower's obligations under this Agreement and the Notes;

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           (c) A certificate of the Secretary, Assistant Secretary, or general partners of each Borrower which shall certify the names of the person(s) of each Borrower authorized to sign this Agreement and the Notes and any other documents or certificates to be delivered pursuant to this Agreement by Borrowers, together with the true signatures of such person(s). Bank One may conclusively rely upon such certificate until it shall receive a further certificate of the Secretary, Assistant Secretary or general partners cancelling or amending the prior certificate and submitting the signatures of the person(s) named in such further certificate;

           (d) Evidence that each Borrower has in effect insurance and endorsements of the character and amount described in Section 7.4;

           (e) An opinion satisfactory to Bank One by counsel acceptable to Bank One, which shall include, but not be limited to, the following: that the Opinion Borrowers are duly organized and existing corporations; that the execution hereof has been duly authorized by all necessary corporate action; that there is no prohibition, either by law, in their articles of incorporation, code of regulations, by-laws or in any agreement for borrowed money to which they are a party, which in any way prohibits or would be violated by the execution or carrying out of this Agreement in any respect; that this Agreement has been duly executed and is the valid and binding obligation of Opinion Borrowers jointly and severally; and that the Notes are duly executed and represent valid and binding obligations of the Opinion Borrowers, jointly and severally.

           (f) Such other opinions, certificates, affidavits, documents and filings as Bank One may deem reasonably necessary or appropriate.

5.2 CONDITIONS PRECEDENT TO EACH LOAN. At the time of each Revolving Credit Loan after the initial Revolving Credit Loan and at the time of making the Term Loans, the following conditions shall be satisfied (and the request or application by Borrowers for a Revolving Credit Loan or the Term Loans shall constitute a representation and warranty to such effect): (i) Borrowers shall be in compliance with all of the provisions, warranties and covenants contained in this Agreement with which they are to comply and (ii) there shall exist no Default or Event of Default.

 5.3 ADDITIONAL CONDITIONS PRECEDENT TO TERM LOAN. In addition to the conditions stated in Section 5.2, at the time of the making of the Conversion Option Loan, Borrowers shall deliver a properly executed Conversion Option Note to Bank One as provided in Section 2.3.2.

                   SECTION 6. REPRESENTATIONS AND WARRANTIES.
                   ------------------------------------------

In borrowing hereunder, Borrowers represent and warrant to Bank One, which representations and warranties will survive the execution and delivery of this Agreement and the Notes, that:

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

6.1 ORGANIZATION & AUTHORITY TO EXECUTE LOAN DOCUMENTS. Borrowers are duly organized and existing corporations under the laws of the jurisdictions of their incorporation and are qualified to do business in all states where such qualification is necessary, except such jurisdiction, if any, where failure to be qualified will not have a material and adverse effect on the Borrowers taken as a whole; the execution hereof has been duly authorized by all necessary corporate action; there is no prohibition, either by law, in their articles of incorporation, code of regulations, by-laws, or in any agreement to which they are a party, which in any way prohibits or would be violated by the execution and carrying out of this Agreement in any respect; this Agreement has been duly executed and is the valid and binding obligation of Borrowers jointly and severally; and, the Notes issued and delivered to Bank One as payee pursuant to the provisions hereof will also be a valid and binding obligation of Borrowers, jointly and severally.

6.2 COMBINED FINANCIAL STATEMENTS. Borrowers have furnished to Bank One the most recent Combined Audited Financial Statements as required in
           Section 7.1 hereof which are free of material mistatements according to generally accepted accounting principles and which fairly reflect their financial condition as of the date stated therein. "Audited Financial Statements" shall mean Financial Statements which have been audited, prepared, and certified, without qualification, by any of the "Big 6" accounting firms or by another firm of independent certified public accountants of recognized standing and acceptable to Bank One.

6.3 NO GUARANTIES OF OTHERS' OBLIGATIONS. None of the Borrowers have made material investments in, advances to or guaranties of the obligations of any Person, corporation or other entity except as disclosed in the Financial Statements described in Sections 7.1 and 7.2, or as set forth in Sections 3.3 and 3.5, or as disclosed to Bank One in writing.

6.4 COMPLIANCE WITH OCCUPATIONAL SAFETY & HEALTH ACT. Borrowers as a whole are not in violation of any requirement of any applicable occupational safety and health act or any standard, rule or order promulgated pursuant thereto or any regulation prescribed pursuant thereto, the violation of which involves (i) the probable occurrence of a material adverse effect on the business, operation or condition of the Borrowers as a whole or (ii) the ability of the Borrowers as a whole to perform this Agreement.

6.5 NO UNDISCLOSED LIABILITIES. Borrowers have no material liabilities, direct or contingent, except as disclosed in the Financial Statements described in Sections 7.1 and 7.2.

6.6 NO UNDISCLOSED SUBSIDIARIES. There exist as of the date hereof no Subsidiaries of any Borrower except as disclosed to Bank One in writing prior to the execution of this Agreement.

6.7 GOOD TITLE TO ASSETS AND NO UNDISCLOSED LIENS. Borrowers have good and marketable title to all the property and assets reflected as being owned by them in the Financial Statements described in Sections
           7.1 and 7.2 , subject to no liens, other than liens reflected on said Financial Statements or Permitted Liens, except property and assets disposed of since such date in the ordinary course of business.

6.8 POSSESS NECESSARY PATENTS, TRADEMARKS, & LICENSES. Borrowers own or possess all material patents, trademarks, service marks, trade names, copyrights, permits and licenses, or rights with respect to the foregoing, necessary for the present and planned future conduct of the business, without any known conflict with the rights of others, except as disclosed to Bank One in writing. At the date of this Agreement, there is no such patent, trademark, service mark, trade name, copyright, permit, license or charter of material importance to the conduct of the business of any of the Borrowers other than has been disclosed to Bank One in writing.

6.9 NO UNDISCLOSED INTEREST IN THE TITLE TO ASSETS. None of the assets or property, the value of which is reflected in the Financial Statements described in Sections 7.1 and 7.2, is held by any Borrower as lessee or conditional vendee, or pursuant to a title retention agreement of any kind, except as set forth in said Financial Statements or the notes relating thereto or as disclosed to Bank One in writing.

6.10 NO UNDISCLOSED FINANCING STATEMENTS. To the best of Borrowers' knowledge, no financing or continuation statement which names any Borrower as debtor has been filed under the Uniform Commercial Code in any state or other jurisdiction except as set forth in the Financial Statements described in Sections 7.1 and 7.2, as disclosed to Bank One in writing, or with respect to purchase money liens permitted pursuant to Section 8.1, and no Borrower has agreed to or consented to cause or to permit in the future (upon the happening of a contingency or otherwise) any of their property, whether now owned or hereafter acquired, to be subject to a lien, except Permitted Liens.

6.11 LEASES ARE VALID AND ENFORCEABLE. Each material lease of real estate or personal property to which any Borrower is a party as lessee is valid, binding, and enforceable by the Borrower as lessee in all material respects in accordance with its terms, entitles the lessee to undisturbed possession of the real estate or personal property covered thereby during the full term thereof and no event of default thereunder or event which with the giving of notice or lapse of time or both would constitute an event of default with respect to the Borrowers thereunder has occurred.

 6.12 NO LAWSUITS OR JUDGMENTS. There is no action, suit or proceeding at law or in equity or any arbitration proceeding or investigation, inquiry or other proceeding by or before any court or governmental instrumentality or other agency now pending or, to the knowledge of any Borrower threatened or affecting any Borrower or any property or rights of any Borrower, except such of the foregoing which, would not be reasonably likely in the aggregate to have a material adverse effect on Borrowers taken as a whole or which does not seek to enjoin the consummation of any transaction contemplated by this Agreement. No judgment, decree or order of any federal, state or municipal court, board or other governmental or administrative agency has been issued against or binds Borrowers taken as a whole which has, or is likely to have, any material adverse effect on the business or assets or the condition, financial or otherwise, of Borrowers taken as a whole.

6.13 FILING AND PAYMENT OF TAXES. Borrowers have duly filed or caused to be filed all federal, state and local tax returns which are required to be filed, and have duly paid or caused to be duly paid, all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due. Borrowers have made provisions which are believed by the officers of Borrowers to be adequate for the payment of such taxes for the years that have not been audited by the respective tax authorities.

6.14 NO ADVERSE EFFECT FROM OBLIGATION OF CONTRACTS/LAW. No Contractual Obligation of or Requirement of Law upon Borrowers taken as a whole materially and adversely affects their business, properties or assets, operations or conditions (financial or otherwise), or the ability of Borrowers taken as a whole to perform this Agreement, or any other agreement or instrument herein or therein contemplated.

6.15 NO ADVERSE EFFECT FROM DEFAULT OF CONTRACTS/LAW. Borrowers are not in default under any applicable Contractual Obligation or Requirement of Law so as to affect adversely and materially the business or assets or the condition, financial or otherwise, of Borrowers taken as a whole or the ability of Borrowers taken as a whole to perform this Agreement, or any other agreement or instrument herein or therein contemplated.

6.16 NO DEFAULT OF THIS AGREEMENT. There does not exist any Event of Default or any condition or circumstance which constitutes or with lapse of time or the giving of notice or both would constitute an Event of Default.

6.17 INSURANCE. All of the properties and operations of Borrowers of a character usually insured against by Persons of established reputation engaged in the same or a similar business similarly situated are adequately insured, by financially sound and reputable insurers against loss or damage of the kinds and in the amounts customarily insured against by such Persons: and Borrowers carry, with such insurers in customary amounts, such other insurance, including public and product liability insurance, as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated; provided, however, that Borrowers may elect to maintain at any time self-insurance coverage (including deductible amounts) up to maximums as set forth on Exhibit 6.17.

6.18 NO UNTRUE OR MISLEADING STATEMENTS OR OMISSIONS. Neither this Agreement nor any other agreement, instrument or certificate contemplated by or made or delivered pursuant to or in connection with this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

6.19 COMPLIANCE WITH ERISA. Borrowers are in compliance in all material respects with the applicable provisions of the Employee Income Security Act of 1974, as amended and any regulations promulgated thereunder (hereinafter referred to as "ERISA") ERISA, and no "reportable event" as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan of Borrowers.

6.20 ENVIRONMENTAL. (1) Borrowers are in compliance in all material respects with all Environmental Laws and health and safety regulations; (2) there are no material governmental investigations of the environmental matters of the Borrowers; (3) there are no contingent liabilities which could reasonably be expected to have a material adverse effect on the financial condition or operations of the Borrowers taken as a whole; and (4) the transactions set forth herein and contemplated hereby shall not subject Bank One or any of Bank One's parent, subsidiary or affiliated entities to any Environmental Law (including, without limitation, any clean-up responsibility law or restrictive transfer law or regulation).

6.21 COMPLIANCE WITH FEDERAL RESERVE REGS S,T,U,OR X. None of the Borrowers are engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as it is now and may from time to time hereafter be in effect) and no part of the proceeds of any loan will be used to purchase or carry any such margin stock or to reduce or retire any indebtedness incurred for any such purpose. No part of the proceeds of the loan hereunder will be used for any purpose which violates, or which is inconsistent with the provisions of Regulations S, T, U or X of said Board of Governors.

                        SECTION 7. AFFIRMATIVE COVENANTS.
                        ---------------------------------

Until all indebtedness of Borrowers to Bank One has been paid:

7.1        ANNUAL COMBINED FINANCIAL STATEMENTS.

7.1.1 Of Companies. Companies shall furnish to Bank One within ninety (90) days after the close of each fiscal year annual Combined Audited Financial Statements which fairly reflect their financial condition as of the date stated therein.

7.1.2 Of Pro Kleen. Pro Kleen shall furnish to Bank One within ninety (90) days after the close of each fiscal year annual Financial Statements which fairly reflect its financial condition as of the date stated therein.

7.2        PERIODIC COMBINED FINANCIAL STATEMENTS.

7.2.1 Of Companies. Companies shall furnish to Bank One within sixty (60) days after the close of each quarter of each fiscal year, Combined Financial Statements which fairly reflect their financial condition as of the date stated therein and which are certified as true and correct in all material respects by the Chief Executive Officer or Chief Financial

           Officer of each of the Companies. At the same time, Companies shall furnish to Bank One a letter detailing all distributions required for the payment of taxes.

7.2.2 Of Pro Kleen. Pro Kleen shall furnish to Bank One within sixty (60) days after the close of each quarter of each fiscal year, Financial Statements which fairly reflect its financial condition as of the date stated therein and which are certified as true and correct in all material respects by the Chief Executive Officer or Chief Financial Officer of Pro Kleen.

7.3 NO DEFAULT CERTIFICATE. The Financial Statements called for by the above paragraph(s) must be accompanied by a certificate signed by the Chief Executive Officer or Chief Financial Officer of each Borrower stating that, except as disclosed in the certificate, they have no knowledge of any Event of Default or event which, with the lapse of time or notice or both, would become an Event of Default hereunder, and if an annual audit, review, or compilation is required by the above paragraph(s), Borrowers will cause their independent certified public accountants to provide Bank One with a similar certificate and such certificate must accompany the audit, review, or compilation.

7.4        INSURANCE. Borrowers shall at all times:

           a. Either: (1) maintain adequate insurance including, but not limited to, workers' compensation upon all of its properties and operations of a character usually insured against by Persons of established reputation engaged in the same or a similar business similarly situated by financially sound and reputable insurers against loss or damage of the kinds and in the amounts customarily insured against by such Persons with Bank One named as loss payee; or (2) be self insured without breach of Section 6.17.

           b. Maintain with such insurers in customary amounts such other insurance, including public and product liability insurance as is usually carried by Persons of established reputation engaged in the same or a similar business similarly situated.

           c. At the request of Bank One, furnish a statement of its insurance coverage.

           d. All insurance policies shall contain a provision requiring the insurance company to provide Bank One not less than ten days written notice prior to cancellation of any such policy.

7.5 CONCURRENT PAYMENT OF OTHER BANK ONE INDEBTEDNESS. Borrowers shall promptly pay when due any amounts owing to Bank One on account of other indebtedness owing by any of the Borrowers from time to time during the term of this Agreement and the Notes executed hereunder.

7.6 BANK ONE TO BE PRIMARY DEPOSITORY. If Bank One has a market presence in any Borrower's business location, Bank One shall be the primary depository and principal bank of account.

7.7 CHANGES IN ARTICLES OF INC., CODE OF REGS OR BY-LAWS. Borrowers shall promptly provide Bank One with written notice after changes are made of any amendments to or changes in their Articles of Incorporation, code of regulations and/or by-laws, including such changes as might affect the structure, condition, operation or management of Borrowers and Borrowers' obligations to Bank One under the terms of this Agreement and shall make such amended articles, code of regulations or by-laws available for inspection by Bank One upon demand.

7.8 PAYMENT OF TAXES. Borrowers shall promptly pay and discharge all taxes and assessments levied and assessed or imposed upon its property or income as well as all claims which, if unpaid, might by law become a lien or charge upon such property; provided, however, that nothing herein contained shall require Borrowers to pay any such taxes, assessments or claims so long as Borrowers shall in good faith contest the validity and stay the execution and enforcement thereof.

7.9 COMPLIANCE WITH LAWS. Borrowers will promptly comply in all material respects, with all applicable statutes, laws, ordinances and governmental rules, regulations and orders to which it is subject or which are applicable to each Borrower's business, property and assets if noncompliance therewith would materially and adversely affect the businesses of the Borrowers taken as a whole.

7.10 PRESERVE AND MAINTAIN CORPORATE RIGHTS. Each Borrower shall preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction which it shall select, and qualify and remain qualified as a foreign corporation in each jurisdiction where such qualification is necessary, except such jurisdictions, if any, where the failure to preserve and maintain its corporate existence, rights, franchises and privileges, or qualify or remain qualified will not have a material adverse effect on the business or property of it; provided, however that nothing herein shall prevent any merger or consolidation permitted hereunder.

7.11 PAYMENT OF LEGAL, FILING, AND CLOSING COSTS. Borrowers will pay or reimburse all fees and expenses incurred by Bank One in connection with the preparation of this Agreement, the Notes and related documents and will also pay all out-of-pocket expenses of Bank One in connection with the closing, collection and enforcement of this Agreement, the Notes and other agreements and documents contemplated herein. Borrowers shall, upon request, promptly reimburse Bank One for all amounts expended, advanced or incurred by Bank One to satisfy any obligation of Borrowers under this Agreement and other agreements and documents contemplated herein, or in the collection and enforcement of the Notes and Bank One's rights under this Agreement including all court costs, attorney's fees, fees of auditors and accountants and investigation expenses reasonably incurred by Bank One in connection with such collection and enforcement, together with interest at the post-maturity rate set forth herein on such amount from the date of written demand by Bank One for reimbursement until the date Bank One is actually reimbursed.

7.12       [INTENTIONALLY OMITTED]

7.13 MAINTAIN AND PRESERVE ASSETS AND MANAGEMENT. Borrowers shall use reasonable efforts in good faith to maintain and preserve in good working order and condition, ordinary wear and tear excepted, all of Borrowers' properties necessary for the conduct of their business, if failure to maintain and preserve such properties would over a substantial period of time materially and adversely affect the Borrowers taken as a whole. In addition, MPW, Inc. shall maintain a management team for the management of MPW, Inc. and the Borrowers which is reasonably similar, in terms of collective expertise and experience, as is existing at the time of execution of this Agreement.

7.14 ERISA REPORTS. Each Borrower will promptly furnish to Bank One (i) if requested by Bank One, promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any other trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any "reportable event" as such term is defined in Section 4043 of ERISA, or of any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1986, as amended, in connection with any Plan or any trust created thereunder, a written notice signed by the Chief Executive Officer or Chief Financial Officer of Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto and, when known, any action taken by the Internal Revenue Service with respect thereto. Each Borrower will fund all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect for the benefit of employees of Borrower, and comply with all applicable provisions of ERISA.

7.15 NOTIFICATION OF CERTAIN ADVERSE EVENTS. The Borrowers shall promptly notify Bank One if it learns of the occurrence of (i) any event which constitutes a Default, together with a detailed statement by a responsible officer of the steps being taken to cure the effect of such Default; or (ii) the receipt of any notice or the taking of any other action by the holder of any material promissory note, debenture or other evidence of indebtedness of a Borrower or of any security (as defined in the Securities Act of 1933, as amended) of a Borrower with respect to a claim of default, together with a detailed statement by a responsible officer specifying the notice given or other action taken by such holder and the nature of the claimed default and what action Borrower is taking or proposes to take with respect thereto; or (iii) any legal, judicial or regulatory proceedings affecting Borrower or any of the properties of Borrower in which the amount involved is material and is not covered by insurance or which is reasonably likely to have a material adverse effect on the Borrowers taken as a whole; (iv) any dispute between Borrower and any governmental or regulatory body or any other Person which is reasonably likely to have a material adverse effect on the Borrowers taken as a whole; or (v) any event or condition having a material adverse effect on the Borrowers taken as a whole.

7.16 ENVIRONMENTAL MATTERS. Borrowers shall comply in all material respects with all applicable Environmental Laws.

           Borrowers also covenant and agree to hold harmless and indemnify Bank One and any of its officers, directors, employees and affiliates and each of their officers, directors and employees from any and all liabilities, losses, damages, penalties, fines, claims, suits, costs, fees (including attorneys fees), and expenses, including, but not limited to, liability for cleanup costs, the relocation of tenants occupying the Premises or any portion thereof, containment costs, bodily injury and property damage and all costs, fees (including attorneys fees) and expenses incurred by Bank One and any of its officers, directors, employees and affiliates and each of their officers, directors and employees for the defense of any claim or cause of action arising from the location, release, emission or discharge of Pollutants on the Premises or into the environment. As the term is used herein, "Pollutants" shall mean any "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act as is now or hereafter amended or supplemented, and regulations adopted pursuant thereto, "hazardous waste" as defined under the Solid Waste Disposal Act, "air pollutants" as defined under the Clean Air Act, "toxic pollutants" as defined under the Clean Air Act or the Toxic Substances and Control Act or other toxic or hazardous wastes or materials.

7.17 INSPECTION OF BOOKS AND RECORDS. Upon request by Bank One, Borrowers shall make available for inspection during normal business hours to duly authorized representatives of Bank One any of their books and records, and shall furnish to Bank One any information regarding their business affairs and financial condition including copies of any contracts entered into by Borrowers within a reasonable time after receipt of written request therefor.

7.18 INSPECTION OF PROPERTY. Borrowers shall make available for inspection, during normal business hours and upon not less than seventy-two (72) hours prior written notice from Bank One, to duly authorized representatives of Bank One any of their property and assets for the purpose of ascertaining that the covenants and conditions of this Agreement are being complied with.

7.19 PAYMENT IN FULL UPON TRANSFER OF CERTAIN STOCK. In the event that Monte R. Black should sell, assign, deed into trust, pledge, mortgage, dispose of or otherwise encumber all or a controlling interest of his/her/its stock in any of the Borrowers without prior written permission of Bank One, Borrowers shall within ten (10) days of the event pay to Bank One all amounts due and owing from Borrowers to Bank One under this Agreement and the Notes.

                         SECTION 8. NEGATIVE COVENANTS.
                         ------------------------------

Except with the prior written consent of Bank One, each Borrower shall not:

8.1 ENCUMBERING ASSETS. Create, incur, assume or permit to continue any mortgage, pledge, encumbrance, lien or charge of any kind upon or security interest in any of its property or assets, whether now owned or hereafter acquired, except Permitted Liens as defined herein;

8.2 INCURRING OTHER DEBT. Create, incur, assume or suffer to exist any Funded Debt or Current Debt except: (1) debt represented by the Notes issued hereunder; (2) other indebtedness to Bank One; (3) Funded Debt which, in the sole opinion of counsel for Bank One is satisfactorily subordinated to all indebtedness owing Bank One; (4) unsecured indebtedness to trade creditors arising out of the ordinary course of each Borrower's business; (5) an aggregate amount not to exceed $500,000.00 for purchase money debt, project financing and assumed liabilities of any acquired business; (6) any intercompany debt; (7) existing and currently anticipated capitalized leases between Borrowers and Monte Black or the Black Family Limited Partnership as provided on the most recent Combined Financial Statements; (8) Executive Option Liabilities; and (9) unsecured Funded Debt, not to exceed Four Million Dollars in the aggregate, to Bank One and/or National City Bank of Columbus.

8.3 GUARANTY OF OTHERS' DEBTS. Assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person (except intercompany guarantees or guarantees existing on the date of this agreement) in an amount in excess of Five Hundred Thousand Dollars ($500,000.00);

8.4 MERGER OR CONSOLIDATION. Merge or consolidate with any other corporation or any other business entity except that Borrowers may merge or consolidate with each other;

8.5 TRANSFER OF SUBSTANTIAL PORTION OF ASSETS. Liquidate or sell, lease, transfer or otherwise dispose of all or a substantial part of its assets other than in the ordinary course of business without prior written approval of Bank One which shall not be unreasonably withheld. All proceeds from any such sale, lease or transfer shall be remitted by Borrowers to Bank One to be applied to the Notes previously described herein;

8.6 DISPOSING OF NOTES/ACCOUNTS RECEIVABLE. Discount or sell any of its notes or accounts receivables;

8.7 MAKING LOANS. Make any loans or advances (except intercompany loans) in any one fiscal year in excess of an aggregate of Seven Hundred Fifty Thousand Dollars ($750,000);

8.8 AMOUNT OF COMBINED TANGIBLE NET WORTH. Permit Combined Tangible Net Worth to be less than Thirteen Million Dollars ($13,000,000) at June 30, 1996 and thereafter; and furthermore thereafter, less than Thirteen Million Dollars ($13,000,000) plus fifty percent (50.00%) of Adjusted Net Income, measured quarterly, provided, however, that the required Combined Tangible Net Worth shall not decrease under any circumstances;

8.9 RATIO OF COMBINED LIABILITIES TO NET WORTH. Permit the ratio of Total Combined Liabilities to Combined Tangible Net Worth to exceed the ratio of 1.25 to 1.0;

8.10 RATIO OF COMBINED AVAILABLE INCOME TO FIXED CHARGES. Permit the ratio of Combined Available Income to Combined Fixed Charges to be less than 1.50 to 1.0;

8.11 DISTRIBUTIONS. Declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of their capital stock now or hereafter outstanding, return any capital to their shareholders or make any distribution of assets to their shareholders, including, but not limited to, cash payments made pursuant to MPW, Inc.'s 1994 Stock Option Plan and 1991 Stock Option Plan; provided, however, that Companies may, computed on a cumulative Combined basis, declare and pay cash dividends to their shareholders in any fiscal year in an aggregate amount not to exceed: (1) distributions required for the payment of taxes, plus (2) fifty percent (50.00%) of Adjusted Net Income; and

8.12 INTEREST IN PRO KLEEN. Companies shall not make any additional investment in or loan to Pro Kleen which is greater than Two Hundred Fifty Thousand Dollars ($250,000.00) in any one fiscal year or greater than One Million Dollars ($1,000,000.00) during the term of this Agreement in the aggregate, computed on a cumulative Combined basis.

                   SECTION 9. EVENTS OF DEFAULT AND REMEDIES.
                   ------------------------------------------

If any of the following events ("Events of Default") shall occur and be continuing:

9.1. Borrowers shall default in the payment of any installment of the principal of the Notes or the MPW Reimbursement Obligations or the MPW Mortgage Guaranty or any indebtedness described in Section 8.2(8) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise, provided such default shall continue for a period of ten
           (10) calendar days;

9.2. Borrowers shall default in the payment of interest on the Notes or the MPW Reimbursement Obligations or the MPW Mortgage Guaranty or any indebtedness described in Section 8.2(8) when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise, provided such default shall continue for a period of ten (10) calendar days;

9.3. Borrowers shall default with regard to: (1) any payment of principal or interest beyond any applicable grace period if such default causes the acceleration of the indebtedness, provided such default shall continue for a period of ten (10) calendar days, or (2) the performance or observance of any covenant, condition or agreement of any other material instrument of indebtedness executed by any of the Borrowers beyond any applicable grace period if such default causes the acceleration of the indebtedness;

9.4. Any representation or warranty made by Borrowers in this Agreement or in connection with the loan(s) hereunder, or in any security agreement, mortgage, report, certificate, financial statement or other agreement, document or instrument furnished in connection with this Agreement or the loan(s) hereunder shall prove to be false or misleading in any material respect at the time made;

9.5. Borrowers shall fail to observe or perform any covenant, condition or agreement in Section 8 of the Agreement; provided such failure shall continue unremedied for a period of twenty (20) days;

9.6. Borrowers shall fail to observe or perform any covenant, condition or agreement to be observed or performed pursuant to the terms of this Agreement (excluding Section 8), provided such default shall continue unremedied for twenty (20) days after written notice, which notice shall include a description of the Event of Default thereof to the Borrowers by Bank One;

9.7. Final judgment for the payment of money in excess of One Hundred Thousand Dollars ($100,000) shall be rendered against any Borrower and the same shall remain undischarged for a period of thirty (30) consecutive days during which the execution shall not be effectively stayed; or the collateral is threatened with or subject to levy, attachment, condemnation or forfeiture proceedings;

9.8. Any Borrower shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator for it or for any of its property,
           (ii) admit in writing its inability to pay its debts as they mature,
           (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, or (v) file a voluntary petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or if corporate action shall be taken by any Borrower for the purpose of effecting any of the foregoing;

9.9. An order, judgment or decree shall be entered without the application, approval or consent of any Borrower by any court of competent jurisdiction, approving a petition seeking reorganization of any Borrower or appointing a receiver, trustee or liquidator of any Borrower or of all or a substantial part of the assets thereof, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

           then upon the occurrence of any such Event of Default, Bank One shall have the option to cease disbursements under the Revolving Credit Note and/or to terminate its commitment to lend and/or to terminate its commitment to issue/renew Letter(s) of Credit and to declare all amounts due under the Revolving Credit Note to be immediately due and payable both as to principal and interest. The Notes shall then become immediately due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Notes to the contrary notwithstanding. It is understood that the remedies of Bank One hereunder shall be cumulative in nature rather than exclusive and that the failure of Bank One to exercise its rights upon a Default by Borrowers hereunder shall not be deemed to be a waiver by Bank One of that Event of Default or any of its rights hereunder.

                            SECTION 10. DEFINITIONS.
                            ------------------------

10.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meaning:

           "Accounts" shall have the meaning provided in the Uniform Commercial Code.

           "Adjusted Eurodollar Rate" shall mean the rate per annum equal to the following:

                                 Eurodollar Rate
                          ----------------------------
                          1 - Eurocurrency Liabilities

           as adjusted to the next higher 1/16 of one percent.

           "Adjusted Net Income" is net income reported in the Financial Statements, minus distributions required for the payment of taxes, plus Executive Option Noncash Expense, minus cash payments made pursuant to MPW, Inc.'s 1994 Stock Option Plan and 1991 Stock Option Plan.

           "Affiliate" of a Person shall mean any other Person directly or indirectly controlling, under common control with, or controlled by such Person. An Affiliate of the Company shall include any officer, director, or record or beneficial owner of 5% or more of the outstanding capital stock of any class of the Company. For purposes of the definition of Affiliate, "control" when used with respect to any specific Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings relative to the foregoing.

           "Agreement" is defined in the preamble.

           "Airplane Loan" is defined in Section 3.1.1.

           "Airplane Note" is defined in Section 3.1.2.

           "Audited Financial Statements" is defined in Section 6.2.

           "Available Income" shall mean, as of the date of determination, the sum of the Combined Companies' (i) net income or loss during the period, and (ii) interest expense for the period, and (iii) Executive Option Noncash Expense.

           "Bank One" is defined in the preamble.

           "Borrowers" is defined in the preamble.

           "Borrowing Date" is defined in Section 4.1.1.

           "Business Year" shall mean a year of 365 days.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Combined Tangible Net Worth" shall mean the Combined net worth of Companies (after eliminating all inter-company accounts and all effects of the Executive Option Noncash Expense), less all Combined Intangible Assets of Companies. Net worth and Intangible Assets shall be determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that combined tangible net worth shall include no appraisal surplus of any type or description.

           "Combined" shall include all Companies and all Subsidiaries and shall mean, in reference to financial statements and reports, any covenants, representations, warranties, or agreements of Companies under this Agreement, or Definitions in this section, that the same are prepared or determined in accordance with generally accepted accounting principles applied on a consistent basis, but eliminating all inter-company transactions on any combined statements or reports; provided, however, that the interim financial statements and reports referred to in Section 7.2 shall not require footnotes, and provided further, however, the the interim financial statements and reports referred to in Section 7.2 shall be subject to year end audit adjustments.

           "Commitment Fee" is defined in Section 2.1.4.

           "Companies" is defined in the preamble.

           "Contractual Obligation" shall mean for any Borrower any obligation, covenant, representation, warranty or condition contained in any evidence of indebtedness or any agreement or instrument under or pursuant to which any evidence of indebtedness has been issued, or any other material agreement, instrument or guaranty, to which any Borrower is a party or by which any Borrower or any of its assets or properties are bound.

           "Conversion Option Loan" is defined in Section 2.3.1.

           "Conversion Option Note" is defined in Section 2.3.2.

           "Current Debt" shall mean any obligation for borrowed money (and any negotiable instruments and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money) payable on demand or within a period of one (1) year from the date of the creation thereof.

           "Current Maturities" shall mean the aggregate principal amount of Borrowers' Funded Debt due within one (1) year from the date of determination thereof.

           "Debt" shall mean for any Borrower:

               (i) any indebtedness for borrowed money which any Borrower directly or indirectly created, incurred, assumed, endorsed (other than for collection in the ordinary course of business), discounted with recourse or in respect of which any Borrower is otherwise directly or indirectly liable including, without limitation, indebtedness in effect guaranteed by any Borrower through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such indebtedness or any security therefore, or to provide funds for the payment or discharge of such indebtedness or any liability of the obligor of such indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or to maintain the solvency or other financial condition of the obligor of such indebtedness, or to make payment for any products, materials or supplies or for any transportation or service regardless of the nondelivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that the holders of such indebtedness will be protected against loss in respect thereof,

               (ii) any indebtedness, whether or not for borrowed money, which any Borrower has incurred, assumed, guaranteed or with respect to which any Borrower has become directly or indirectly liable (including, without limitation, through any agreement of the character referred to in clause (i) hereof) and which represents or has been incurred to finance the purchase price of any property or business, whether by purchase, consolidation, merger or otherwise,

               (iii) any indebtedness, whether or not for borrowed money, which is secured by any mortgage, pledge, security interest, lien or conditional sale or other title retention agreement existing on any property owned or held by any Borrower subject thereto, whether or not any Borrower has any personal liability for such indebtedness.

           "Domestic Banking Days" shall mean days other than Saturdays, Sundays and other legal holidays or days on which the principal office of Bank One is closed.

           "Effective Date" is defined in Section 4.2.1.

           "Environmental Laws" means any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act or any other federal, state or local statute, regulation, ordinance, order, or decree, or common law, whether in existence now or hereafter enacted, and as such may be amended from time to time, relating to health, safety, or the environment.

           "Equipment Loan " is defined in Section 3.3.1.

           "Equipment Note" is defined in Section 3.3.2.

           "Eurocurrency Liabilities" means the aggregate of the rates (expressed as a decimal fraction) of reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect to which Bank One is subject, dealing with reserve requirements prescribed for eurocurrency funding maintained by a member bank of such system.

           "Eurodollar Banking Days" shall mean days which are both Domestic Banking Days and London Banking Days.

           "Eurodollar Rate" "Eurodollar Rate" as of the date of each Eurodollar Rate Loan means the rate of interest at which Bank One was offered deposits in United States Dollars in the London Interbank Market on the London Banking Day preceding the date of such Eurodollar Rate Loan for delivery on the date of such Eurodollar Rate Loan, such deposits to be for a like period as and in an amount equal to the amount of such Eurodollar Rate Loan.

           "Eurodollar Rate Loan" is defined in Section 4.1.1.

           "Event of Default" shall mean any of the events specified in Section 9 provided that there has been satisfied any requirements in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "Default" shall mean any of such events, whether or not any such requirement has been satisfied.

           "Executive Option Liability" means any liability arising out of grants of stock options to employees of any Borrower pursuant to MPW, Inc.'s 1994 Stock Option Plan and 1991 Stock Option Plan.

           "Executive Option Noncash Expense" means any noncash charges arising out of grants of stock options to employees of any Borrower pursuant to MPW, Inc.'s 1994 Stock Option Plan and 1991 Stock Option Plan.

           "Financial Statements" shall mean for any period a balance sheet as of the close of the period pursuant to Sections 7.1 and 7.2, an operating statement for the period (including detailed expense schedules in the form of Exhibit 10.1.FS), a statement of changes in cash flows and a reconciliation of retained earnings, all prepared in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that the interim financial statements and reports referred to in Section 7.2 shall not require footnotes, and provided further, however, the the interim financial statements and reports referred to in Section 7.2 shall be subject to year end audit adjustments.

           "Fixed Charges" shall mean, for any period, the aggregate of (i) Companies' interest expense during the period, and (ii) Companies' Current Maturities of long term debt and leases.

           "Funded Debt" shall mean any Debt of Borrowers as defined in this section, payable more than one (1) year from the date of the creation thereof, which under generally accepted accounting principles is shown on the balance sheet as a liability, and shall include all capitalized lease obligations of every type and description.

           "Indebtedness" as applied to any Person, shall mean all obligations of that Person which are included in clauses (i), (ii), (iii), (iv) and (v) of the definition of Liabilities below, irrespective of whether or not any such obligations also would be included within any other clause of such definition.

           "Intangible Assets" shall mean the aggregate amount of all goodwill, patents, trademarks, franchises, licenses, excess of cost over book value of assets acquired, deferred expenses (excluding prepaids) of any type or description, appraisal surplus and any other assets classified as intangible assets under generally accepted accounting principles, which are carried as assets on the Financial Statements of Borrowers.

           "Interest Payment Date" is defined in Section 4.3.1.

           "Interest Period" with respect to any Eurodollar Rate Loan or Term Loan bearing interest at an Adjusted Eurodollar Rate, means:

           (a) Initially, the period commencing on, as the case may be, the Borrowing Date or conversion date with respect to a Eurodollar Rate Loan or the Effective Date with respect to a Term Loan bearing interest at an Adjusted Eurodollar Rate and ending one month, two months, three months, six months or one year thereafter as selected by Borrowers in their notice of borrowing as provided in Sections
           4.1.1 and 4.2.1, as applicable, or its notice of conversion as provided in Section 4.1.1.; and

           (b) Thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan or Term Loan bearing interest at an Adjusted Eurodollar Rate and ending one month, two months, three months, six months or one year thereafter as selected by Borrowers by irrevocable notice to Bank One pursuant to Section 4.1.1 or Section 4.2.1, as applicable, not later than 10:30 a.m. Columbus, Ohio time on the Eurodollar Banking Day immediately prior to the last day of the then current Interest Period with respect to such Eurodollar Rate Loan or Term Loan bearing interest at an Adjusted Eurodollar Rate; provided that the foregoing provisions relating to Interest Periods are subject to the following:

               (i) If any Interest Period would otherwise end on a day which is not a Eurodollar Banking Day, that Interest Period shall be extended to the next succeeding Eurodollar Banking Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Banking Day;

               (ii) No Interest Period with respect to a Eurodollar Rate Loan may end after June 30, 1998 and no Interest Period with respect to a Term Loan bearing interest at an Adjusted Eurodollar Rate may end after June 30, 2003;

               (iii) If Borrowers shall fail to give the applicable notice as provided above in clause (b), Borrowers shall be deemed to have selected a conversion of a Eurodollar Rate Loan into a Variable Rate Loan as provided in Section 4.1.1 hereof or to have such portion of Term Loan bear interest at the Variable Rate as provided in Section 4.2.1 hereof;

               (iv) Any Interest Period that begins on the last day of a calendar month (Or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Banking Day of a calendar month; and

               (v) The Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Rate Loan or a Term Loan bearing interest at an Adjusted Eurodollar Rate during an Interest Period for such Eurodollar Rate Loan or Term Loan.

           "Letter of Credit Agreement" means that certain Amended and Restated Letter of Credit Agreement among Monte R. Black, Susan K. Black and Bank One, Columbus, N.A. dated as of April 15, 1991.

           "Letter of Credit Commitment" is defined in Section 2.2.1.

           "Letter(s) of Credit" shall mean any letter(s) of credit, other than the two letters of credit issued pursuant to the Letter of Credit Agreement, issued by Bank One at the request of and for the benefit of Borrowers from time to time under the Letter of Credit Commitment and under terms and conditions acceptable to Bank One including, but not limited to, any normal charges of Bank One, except that the letter of credit fee shall not exceed 1% per annum of the stated amount on each letter of credit.

           "Liabilities" as applied to any Person shall mean: (i) all obligations of that Person to repay or pay money borrowed from another Person or the deferred portion of the purchase price of services or property (other than inventory purchased in the ordinary course of business unless evidenced by a note payable); (ii) all obligations of that Person properly treated as capital lease obligations or their equivalent under GAAP; (iii) all obligations of that Person under bankers acceptances; (iv) all obligations of that Person under letters of credit; (v) obligations of others which that Person has directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), discounted or sold with recourse or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire, or in respect of which that Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable; (vi) all obligations evidenced or secured by any mortgage, pledge, lien or conditional sale or other title retention agreement to which any property or asset owned or held by that Person is subject, whether or not the obligation evidenced or secured thereby shall have been assumed; and (vii) all other items (except items of capital stock, capital surplus and retained earnings) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of that Person as of the date Liabilities is to be determined.

           "Lien" means any mortgage, deed of trust, pledge, charge, encumbrance, lien (statutory or other) or security interest of any nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), and any assignment or deposit arrangement intended or having the effect of security.

           "Loans" means, jointly and severally, the Airplane Loan, the Conversion Option Loan, the Equipment Loan, the Revolving Credit Loan, and the Weston Acquisition Loan.

           "London Banking Days" shall mean days on which transactions are carried out in the London Interbank Market.

           "MPW Reimbursement Obligations" is defined in Section 3.5.

           "MPW Mortgage Guaranty" is defined in Section 3.4.

           "Notes" means, jointly and severally, the Airplane Note, the Conversion Option Note, the Equipment Note, the Revolving Credit Note, and the Weston Acquisition Note.

           "Opinion Borrowers" means, jointly and severally, the Borrowers other than MPW LTD.

           "Permitted Liens" shall mean:

           (i) Liens securing taxes, assessments, fees or other governmental charges or levies, or the claims of materialmen, mechanics, carriers, warehousemen, landlords, and other similar Persons;

           (ii) Liens incurred or deposits made in the ordinary course of business (a) in connection with workman's compensation, unemployment insurance, social security and other similar laws, or (b) to secure the performance of bids, tenders, sales, contracts, public or statutory obligations, customs, appeal and performance bonds, or (c) other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances, or the payment of the deferred purchase price of property;

           (iii) Reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restriction, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of such properties or materially interfere with their use in the ordinary conduct of Borrowers' business;

           (iv) Liens in favor of Bank One;

           (v) Purchase money liens in an aggregate amount not to exceed $500,000.00;

           (vi) Liens in respect of judgments or awards with respect to, which the Borrowers are, in good faith, prosecuting an appeal or proceeding for review and with respect to which a stay of execution upon such appeal or proceeding for review has been granted; and

           (vi) Notice filings by any creditor in respect of any operating leases.

           "Person" shall mean and include an individual, sole proprietorship, trust, partnership, corporation, unincorporated organization and a government or any department or agency thereof.

           "Plan" shall mean any plan, benefit or program of benefits or perquisites which has been or is being currently provided to one or more employees or which may in the future be established, maintained, or contributed to by any of the Borrowers (or in which any Borrower or any of its employees participate, which provides benefits to employees or former employees of a Borrower), including any "employee benefit plan" an defined in ERISA, any payroll practice or personnel policy, and any system of governmental or other benefits to the costs of which any of the Borrowers contributes by any means.

           "Pollutants" is defined in Section 7.16.

           "Premises" shall mean any premises which have at any time been owned or occupied by or have been under lease to any Borrower or any Subsidiary.

           "Prime Rate" shall mean the Prime Rate of Bank One as such rate is announced from time to time by Bank One, which rate may not be the lowest or best rate offered by Bank One.

           "Requirement of Law" shall mean for any Borrower, any term, condition, or provision of any law, rule, judgment, regulation, order, writ, injunction or decree of any court or government, domestic or foreign, or any ruling of any arbitrator to which any Borrower is a party or by which any Borrower or any of its assets or property is bound or affected or from which any Borrower derives benefits, and if any Borrower is a corporation, its charter documents, code of regulations and by-laws.

           "Revolving Credit Commitment" is defined in Section 2.1.1.

           "Revolving Credit Loan" is defined in Section 2.1.1.

           "Revolving Credit Note" is defined in Section 2.1.3.

           "Securities" shall mean any authorized or outstanding shares of capital stock or any bonds, debentures, notes or other forms of indebtedness or equity interest in any corporation.

           "State" shall mean the State of Ohio.

           "Subordinated Debt" shall mean any Funded Debt of Borrowers which, as evidenced by the documentation thereof in a form acceptable to Bank One, is satisfactorily subordinated to all indebtedness of Borrowers to Bank One, in the sole opinion of Bank One.

           "Subsidiary" shall mean, with respect to the Companies, any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned by the Companies, or by one or more of their Subsidiaries, or by the Companies and one or more of their Subsidiaries taken together.

           "Term Loan" means, jointly and severally, the Airplane Loan, the Conversion Option Loan, the Equipment Loan, and the Weston Acquisition Loan.

           "Term Note" means, jointly and severally, the Airplane Note, the Conversion Option Note, the Equipment Note, and the Weston Acquisition Note.

           "Total Combined Liabilities" shall mean all Combined Liabilities of the Companies (after eliminating all inter-company accounts and any Executive Option Liabilities), except any non-current provision for deferred federal income taxes, all determined in accordance with generally accepted accounting principles applied on a consistent basis. For purposes of this definition of Total Combined Liabilities, "Combined Liabilities" means long term liabilities plus Current Maturities of long term debt and leases plus the outstanding principal balance on the Revolving Credit Note.

           "Uniform Commercial Code" shall mean the Uniform Commercial Code as adopted in the State, as amended from time to time.

           "Unused Commitment" is defined in Section 2.1.4.

           "Variable Rate Loan" is defined in Section 4.1.1.

           "Weston Acquisition Loan" is defined in Section 3.2.1.

           "Weston Acquisition Note" is defined in Section 3.2.2.

10.2 GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. All accounting terms not specifically defined herein shall have the meanings of such terms as used in accordance with generally accepted accounting principles in the United States applied on a consistent basis.

                           SECTION 11. MISCELLANEOUS.
                           --------------------------


11.1 SUCCESSORS AND ASSIGNS. All covenants, representations, warranties and agreements in this Agreement made by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of the other parties hereof. However, Bank One may assign this Agreement and related documents at any time, without the consent of Borrowers, after the occurrence of an Event of Default.

11.2 NOTICE. Notice shall be deemed to have been properly given to Borrowers when deposited in the United States mail, registered or certified, postage prepaid, and addressed to Borrowers at 9711 Lancaster Road, SE, Hebron, Ohio 43025 whether or not the same is actually received by Borrowers. Any communication to Bank One shall be deemed properly given if similarly mailed to the address of its Main Office at 100 East Broad Street, Columbus, Ohio 43271. Such addresses may be changed upon giving notice to the other party as provided herein.

11.3 WAIVER. No delay on the part of Bank One in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof. The rights and remedies herein expressly specified, are cumulative and not exclusive of any other rights and remedies which Bank One would otherwise have.

11.4 DURATION. This Agreement and all covenants, agreements, representations and warranties made herein and in the various certificates delivered pursuant hereto shall survive the making of the loan(s) by Bank One and the execution and delivery to Bank One by Borrowers of the Notes and shall continue in full force and effect until Borrowers no longer retain the right to borrow hereunder and the Notes are paid in full.

11.5 GOVERNING LAW AND JURISDICTION. This Agreement shall in all respects be interpreted in accordance with and enforceable under the laws of the State of Ohio. In event of a dispute hereunder, it is agreed that exclusive venue lies in a Court of competent jurisdiction in Franklin County, Ohio.

11.6 AMENDMENTS. Notwithstanding any provision to the contrary contained herein, any term of this Agreement may be amended by consent of the parties; provided that no amendment, modification or waiver of any provision of this Agreement or of the Notes shall be effective unless the same shall be in writing and signed by Borrowers and Bank One.

11.7 SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in the Notes shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the Notes.

11.8 CAPTIONS. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

11.9 ILLEGALITY. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for Bank One to honor its obligation to make or maintain loan(s) hereunder, then Bank One shall promptly notify the Borrowers thereof and Bank One's obligation to make or maintain loan(s) hereunder shall be suspended until such time as Bank One may again make and maintain such affected loan(s) and the Borrowers shall, upon the request of Bank One on the date specified, prepay any of such loan(s) then outstanding together with accrued interest and any other amounts due under the Notes and this Agreement.

11.10 ENTIRE AGREEMENT. This Agreement together with all other documents executed in connection with this Agreement constitute the ONLY agreement and understanding between Bank One and Borrowers and supersede any and all prior agreements and understandings, oral or written, relating to this Agreement and all other documents executed in connection with this Agreement. Borrowers acknowledge that they have not relied on any oral promises or representations by Bank One other than those set forth in this Agreement and all other documents executed in connection with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


MPW Industrial Services, Inc.              Bank One, Columbus, N.A.

By: /s/ MONTE R. BLACK                     By: /s/ THOMAS E. REDMOND
    ------------------------------             ----------------------------
Its: Chairman of the Board and CEO         Its: Vice President
     -----------------------------              ---------------------------
Date: August 9, 1996                       Date: August 9, 1996
      ----------------------------               --------------------------


MPW Industrial Services, LTD.              MPW Management Services Corp.

By: /s/ DANIEL P. BUETTIN                  By: /s/ DANIEL P. BUETTIN
    ------------------------------             ----------------------------
Its: Vice President and CFO                Its: Vice President and CFO
     -----------------------------              ---------------------------
Date: August 9, 1996                       Date: August 9, 1996
      ----------------------------               --------------------------


Weston Engineering, Inc.                   Aquatech Environmental Services, Inc.

By: /s/ DANIEL P. BUETTIN                  By: /s/ PETER G. SCHUMACHER
    ------------------------------             ----------------------------
Its: Vice President and CFO                Its: Vice President, Treasurer
     -----------------------------              and Assistant Secretary
                                                ---------------------------
Date: August 9, 1996                       Date: August 9, 1996
      ----------------------------               --------------------------


Pro Kleen Industrial Services, Inc.

By: /s/ DANIEL P. BUETTIN
    ------------------------------

Its: Vice President, Secretary
     and Treasurer
     -----------------------------
Date: August 9, 1996
      ----------------------------

                              SCHEDULE OF EXHIBITS

                                       to

                    LOAN AGREEMENT DATED AS OF JUNE 30, 1996

                                  by an between

                             Bank One, Columbus, NA

                                       and

                          MPW Industrial Services, Inc.
                          MPW Industrial Services, LTD.
                          MPW Management Services Corp.
                            Weston Engineering, Inc.
                       Pro Kleen Industrial Services, Inc.
                                       And
                      Aquatech Environmental Services, Inc.

Exhibit 2.1.3                       Form of Revolving Credit Note

Exhibit 2.2                         Existing Letters of Credit Under Revolving
                                    Credit Commitment

Exhibit 2.3.2                       Form of Conversion Option Note

Exhibit 3.1                         Form of Airplane Note

Exhibit 3.2                         Form of Weston Acquisition Note

Exhibit 3.3                         Form of Equipment Note

Exhibit 3.5                         Certain Letters of Credit

Exhibit 4.1.2                       Interest Rate on Revolving Credit Loans

Exhibit 4.2.2                       Interest Rate on Term Loans

Exhibit 6.17                        Self Insurance

Exhibit 10.1.FS                     Form of Detailed Expense Schedules

                                  EXHIBIT 2.1.3

                              REVOLVING CREDIT NOTE

$12,000,000                       Columbus, Ohio                August __, 1996

      On or before June 30, 1998, for value received, the undersigned, jointly and severally, hereby promises to pay to the order of Bank One, Columbus, NA (the "Lender") or its assigns, as further provided herein, the principal amount of Twelve Million Dollars ($12,000,000) or, if such principal is less, the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to the Loan Agreement referred to in Section 1 hereof, together with interest on the unpaid principal balance from time to time outstanding hereunder until paid in full at the rates determined in accordance with the provisions of the Loan Agreement payable quarterly on the last day of each fiscal quarter commencing September 30, 1996 and thereafter, on each December 31, March 31, June 30, and September 30. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the Main Office of the Lender, 100 East Broad Street, Columbus, Ohio.

      Section 1. Loan Agreement. This Revolving Credit Note is the Revolving Credit Note referred to in the Loan Agreement dated as of June 30, 1996 (the "Agreement") between and among the undersigned and the Lender, as the same may be amended, modified or supplemented from time to time, which Agreement, as amended, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Revolving Credit Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments and reborrowings on account of the principal hereof prior to maturity upon the terms, conditions and provisions specified therein.

      Section 2. Setoff. Any and all moneys now or at any time hereafter owing to the undersigned from the holder hereof, are hereby pledged for the security of this and all other Indebtedness from the undersigned to the holder hereof, and may, upon the occurrence and during the continuation of any Event of Default, be paid and applied thereon whether such Indebtedness be then due or is to become due, except for (a) funds necessary to cover checks for the payment of taxes or employee contributions in which the undersigned has no beneficial interest issued to third parties prior to the date any setoff is claimed by the Lender and (b) accounts maintained, but not substantially overfunded, for the payment of taxes or employee contributions in which the unsersigned has no beneficial interest.

MPW Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------

Date:
      ----------------------


MPW Industrial Services, LTD.              MPW Management Services Corp.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Weston Engineering, Inc.                   Aquatech Environmental Services, Inc.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Pro Kleen Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------

                                   EXHIBIT 2.2

          EXISTING LETTERS OF CREDIT UNDER REVOLVING CREDIT COMMITMENT


1. Account Party: MPW Industrial Services, Inc.; Amount: $100,000; Beneficiary:
American Home Assurance Co.

2. Account Party: MPW Industrial Services, Inc.; Amount: $652,000; Beneficiary:
American Home Assurance Co.

3. Account Party: MPW Industrial Services, Inc.; Amount: $550,000; Beneficiary:
Reliance National Indemnity Corp.

                                  EXHIBIT 2.3.2

                             CONVERSION OPTION NOTE

$________________                 Columbus, Ohio              ________ __, 19__


For value received, the undersigned, jointly and severally, hereby promises to pay to the order of Bank One, Columbus, NA (the "Lender") or its assigns, as further provided herein, the principal amount of ___________________________ in _______ consecutive quarterly installments of principal in the amounts provided for in Section 3 hereof, the first of such installment to be due and payable on _____________________, 19___ and the remaining of such installments to be due and payable quarterly on the last day of each March, June, September and December until June 30, 2003 when any remaining unpaid principal and interest shall be paid in full. Interest on the unpaid principal balance hereunder at the rates of interest determined in accordance with the Loan Agreement referred to in Section 1 hereof shall be due and payable quarterly on the last day of each March, June, September, and December commencing on the last day of the quarter in which this Term Note is executed and delivered by the undersigned to the Lender. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the Main Office of the Lender, 100 East Broad Street, Columbus, Ohio.

Section 1. Loan Agreement. This Term Note is the Term Note referred to in the Loan Agreement dated as of June 30, 1996 (the "Agreement") between and among the undersigned and the Lender, as the amended, modified or supplemented from time to time, same may be which Agreement, as amended, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Term Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments of principal prior to maturity hereof upon the terms, conditions and provisions specified therein.

Section 2. Prepayments. Subject to the provisions of the Agreement, the principal of this Term Note may be prepaid in whole at any time or in part from time to time in any amount, provided that each partial prepayment shall be applied to the principal installments in the inverse order of their respective maturities. Each prepayment shall be accompanied by the payment of accrued interest on the principal so prepaid to the date of such prepayment and such additional amounts as may be due pursuant to the Agreement.

Section 3. Principal Payments. The principal hereof shall be payable in consecutive quarterly installments on the last day of each March, June, September and December, commencing ______________________, 19____ in the amount of $_________________________ until June 30, 2003, at which time all remaining unpaid principal shall be paid in full.

Section 4. Setoff. Any and all moneys now or at any time hereafter owing to the undersigned from the holder hereof, are hereby pledged for the security of this and all other Indebtedness from the undersigned to the holder hereof, and may, upon the occurrence and during the continuation of any Event of Default, be paid and applied thereon whether such Indebtedness be then due or is to become due, except for (a) funds necessary to cover checks for the payment of taxes or employee contributions in which the undersigned has no beneficial interest issued to third parties prior to the date any setoff is claimed by the Lender and (b) accounts maintained, but not substantially overfunded, for the payment of taxes or employee contributions in which the undersigned has no beneficial interest.


MPW Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------


MPW Industrial Services, LTD.              MPW Management Services Corp.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Weston Engineering, Inc.                   Aquatech Environmental Services, Inc.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Pro Kleen Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------

                                   EXHIBIT 3.1

                              AMENDED AND RESTATED
                                  AIRPLANE NOTE

$2,350,000                       Columbus, Ohio                 August __, 1996


For value received, the undersigned, jointly and severally, hereby promises to pay to the order of Bank One, Columbus, NA (the "Lender") or its assigns, as further provided herein, the principal amount of Two Million Three Hundred Fifty Thousand and no/100 Dollars ($2, 350,000.00) in consecutive quarterly installments of principal in the amounts provided for in Section 3 hereof, the first of such installment to be due and payable on September 30, 1996, and the remainder of such installments to be due and payable quarterly on the last day of each March, June, September or December until December 31, 2002 when any remaining unpaid principal and interest shall be paid in full. Interest on the unpaid principal balance hereunder at the rates of interest determined in accordance with the Loan Agreement referred to in Section 1 hereof shall be due and payable quarterly on the last day of each March, June, September, and December commencing on the last day of the quarter in which this Aircraft Note is executed and delivered by the undersigned to the Lender. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the Main Office of the Lender, 100 East Broad Street, Columbus, Ohio.

Section 1. Loan Agreement. This Aircraft Note is the Aircraft Note referred to in the Loan Agreement dated as of June 30, 1996 (the "Agreement") between and among the undersigned and the Lender, as is amended, modified or supplemented from time to time, same may be which Agreement, as amended, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Aircraft Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments of principal prior to maturity hereof upon the terms, conditions and provisions specified therein.

Section 2. Prepayments. Subject to the provisions of the Agreement, the principal of this Aircraft Note may be prepaid in whole at any time or in part from time to time in any amount, provided that each partial prepayment shall be applied to the principal installments in the inverse order of their respective maturities. Each prepayment shall be accompanied by the payment of accrued interest on the principal so prepaid to the date of such prepayment and such additional amounts as may be due pursuant to the Agreement.

Section 3. Principal Payments. The principal hereof shall be payable in consecutive quarterly installments on the last day of each March, June, September and December, commencing September 30, 1996 in the amount of Seventy Five Thousand Dollars ($75,000.00) until December 31, 2002, at which time all remaining unpaid principal shall be paid in full.

Section 4. Setoff. Any and all moneys now or at any time hereafter owing to the undersigned from the holder hereof, are hereby pledged for the security of this and all other Indebtedness from the undersigned to the holder hereof, and may, upon the occurrence and during the continuation of any Event of Default, be paid and applied thereon whether such Indebtedness be then due or is to become due, except for (a) funds necessary to cover checks for the payment of taxes or employee contributions in which the undersigned has no beneficial interest issued to third parties prior to the date any setoff is claimed by the Lender and (b) accounts maintained, but not substantially overfunded, for the payment of taxes or employee contributions in which the undersigned has no beneficial interest.

Section 5. Amendment and Restatement. This Aircraft Note is an amendment and restatement of the Aircraft Note dated ________________________, 1995, and not a novation.


MPW Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------


MPW Industrial Services, LTD.              MPW Management Services Corp.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Weston Engineering, Inc.                   Aquatech Environmental Services, Inc.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Pro Kleen Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------

                                   EXHIBIT 3.2

                             WESTON ACQUISITION NOTE

$2,800,000                        Columbus, Ohio                August __, 1996


For value received, the undersigned, jointly and severally, hereby promises to pay to the order of Bank One, Columbus, NA (the "Lender") or its assigns, as further provided herein, the principal amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) on or before July 31, 2003. Interest on the unpaid principal balance hereunder at the rates of interest determined in accordance with the Loan Agreement referred to in Section 1 hereof shall be due and payable quarterly on the last day of each March, June, September, and December commencing on the last day of the quarter in which this Weston Acquisition Note is executed and delivered by the undersigned to the Lender. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the Main Office of the Lender, 100 East Broad Street, Columbus, Ohio.

Section 1. Loan Agreement. This Weston Acquisition Note is the Weston Acquisition Note referred to in the Loan Agreement dated as of June 30, 1996, (the "Agreement") between and among the undersigned and the Lender, as is amended, modified or supplemented from time to time, same may be which Agreement, as amended, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Weston Acquisition Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments of principal prior to maturity hereof upon the terms, conditions and provisions specified therein.

Section 2. Prepayments. Subject to the provisions of the Agreement, the principal of this Weston Acquisition Note may be prepaid in whole at any time or in part from time to time in any amount, provided that each partial prepayment shall be applied to the principal installments in the inverse order of their respective maturities. Each prepayment shall be accompanied by the payment of accrued interest on the principal so prepaid to the date of such prepayment and such additional amounts as may be due pursuant to the Agreement.

Section 3. Principal Payments. The principal hereof shall be payable in consecutive quarterly installments on the last day of each March, June, September and December, commencing September 30, 1996 in the amount of One Hundred Thousand Dollars ($100,000.00) until July 31, 2003, at which time all remaining unpaid principal shall be paid in full.

Section 4. Setoff. Any and all moneys now or at any time hereafter owing to the undersigned from the holder hereof, are hereby pledged for the security of this and all other Indebtedness from the undersigned to the holder hereof, and may, upon the occurrence and during the continuation of any Event of Default, be paid and applied thereon whether such Indebtedness be then due or is to become due, except for (a) funds necessary to cover checks for the payment of taxes or employee contributions in which the undersigned has no beneficial interest issued to third parties prior to the date any setoff is claimed by the Lender and (b) accounts maintained, but not substantially overfunded, for the payment of taxes or employee contributions in which the undersigned has no beneficial interest.


MPW Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------


MPW Industrial Services, LTD.              MPW Management Services Corp.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Weston Engineering, Inc.                   Aquatech Environmental Services, Inc.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Pro Kleen Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------

                                   EXHIBIT 3.3

                                 EQUIPMENT NOTE


$1,800,000                        Columbus, Ohio                August __, 1996


For value received, the undersigned, jointly and severally, hereby promises to pay to the order of Bank One, Columbus, NA (the "Lender") or its assigns, as further provided herein, the principal amount of One Million Eight Hundred Thousand Dollars ($1,800,000) on or before July 31, 2006. Interest on the unpaid principal balance hereunder at the rates of interest determined in accordance with the Loan Agreement referred to in Section 1 hereof shall be due and payable quarterly on the last day of each March, June, September, and December commencing on the last day of the quarter in which this Equipment Note is executed and delivered by the undersigned to the Lender. Both principal and interest are payable in federal funds or other immediately available money of the United States of America at the Main Office of the Lender, 100 East Broad Street, Columbus, Ohio.

Section 1. Loan Agreement. This Equipment Note is the Equipment Note referred to in the Loan Agreement dated as of June 30, 1996, (the "Agreement") between and among the undersigned and the Lender, as is amended, modified or supplemented from time to time, same may be which Agreement, as amended, is incorporated by reference herein. All capitalized terms used herein shall have the same meanings as are assigned to such terms in the Agreement. This Equipment Note is entitled to the benefits of and is subject to the terms, conditions and provisions of the Agreement. The Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, and also for repayments of principal prior to maturity hereof upon the terms, conditions and provisions specified therein.

Section 2. Prepayments. Subject to the provisions of the Agreement, the principal of this Equipment Note may be prepaid in whole at any time or in part from time to time in any amount, provided that each partial prepayment shall be applied to the principal installments in the inverse order of their respective maturities. Each prepayment shall be accompanied by the payment of accrued interest on the principal so prepaid to the date of such prepayment and such additional amounts as may be due pursuant to the Agreement.

Section 3. Principal Payments. The principal hereof shall be payable in consecutive quarterly installments on the last day of each March, June, September and December, commencing September 30, 1996 in the amount of Forty Five Thousand Dollars ($45,000.00) until July 31, 2006, at which time all remaining unpaid principal shall be paid in full.

Section 4. Setoff. Any and all moneys now or at any time hereafter owing to the undersigned from the holder hereof, are hereby pledged for the security of this and all other Indebtedness from the undersigned to the holder hereof, and may, upon the occurrence and during the continuation of any Event of Default, be paid and applied thereon whether such Indebtedness be then due or is to become due, except for (a) funds necessary to cover checks for the payment of taxes or employee contributions in which the undersigned has no beneficial interest issued to third parties prior to the date any setoff is claimed by the Lender and (b) accounts maintained, but not substantially overfunded, for the payment of taxes or employee contributions in which the undersigned has no beneficial interest.


MPW Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------


MPW Industrial Services, LTD.              MPW Management Services Corp.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Weston Engineering, Inc.                   Aquatech Environmental Services, Inc.

By:                                        By:
    ------------------------                   ----------------------------
Its:                                       Its:
     -----------------------                    ---------------------------
Date:                                      Date:
      ----------------------                     --------------------------


Pro Kleen Industrial Services, Inc.

By:
    ------------------------
Its:
     -----------------------
Date:
      ----------------------

                                   EXHIBIT 3.5

                            CERTAIN LETTERS OF CREDIT

See Exhibit A Hereto

                                  EXHIBIT 4.1.2

                       INTEREST ON REVOLVING CREDIT LOANS

      (b) Interest on Variable Rate Loans. From its date, each Variable Rate Loan shall bear interest on the unpaid principal balance at a fluctuating rate per annum equal to the Prime Rate minus twenty-five (25) basis points. Any change in the interest rate on a Variable Rate Loan due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate. The interest rate shall be adjusted downwards or upwards on the first day of each fiscal quarter based upon the Companies' quarterly Combined Financial Statements for the most recent fiscal quarter which have been received by Bank One pursuant to Section 7.2 as follows:
      (i) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is greater than 0.25 to 1.00 and less than or equal to 1.00 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than 1.75 to 1.00, then the interest rate on the Variable Rate Loans shall be equal to the Prime Rate minus fifty (50) basis points per annum, or (ii) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is less than or equal to 0.25 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than
      2.00 to 1.00, then the interest rate on the Variable Rate Loans shall be equal to the Prime Rate minus sixty (60) basis points per annum.

      (c) Interest on Eurodollar Rate Loans. From its date, each Eurodollar Rate Loan shall bear interest during the period from the date thereof until and including the maturity date thereof at a rate per annum equal to one hundred twenty-five (125) basis points above the Adjusted Eurodollar Rate. Borrowers also shall be obligated to pay with respect to each Eurodollar Rate Loan such additional amounts as shall be determined pursuant to
      Section 4.7. The interest rate shall be adjusted downwards or upwards on the first day of each fiscal quarter based upon the Companies' quarterly Combined Financial Statements for the most recent fiscal quarter which have been received by Bank One pursuant to Section 7.2 as follows: (i) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is greater than 0.25 to 1.00 and less than or equal to 1.00 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than 1.75 to 1.00, then the interest rate on the Eurodollar Rate Loans shall be at a rate per annum equal to one hundred (100) basis points above the Adjusted Eurodollar Rate, or (ii) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is less than or equal to 0.25 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than 2.00 to 1.00, then the interest rate on the Eurodollar Rate Loans shall be equal at a rate per annum equal to ninety
      (90) basis points above the Adjusted Eurodollar Rate.

                                  EXHIBIT 4.2.2

                             INTEREST ON TERM LOANS

      (b) Interest on Variable Rate Loans. From its date, each Term Loan or portion thereof bearing interest at a Variable Rate shall bear interest on the unpaid principal balance at a fluctuating rate per annum equal to the Prime Rate. Any change in the interest rate on a Variable Rate Loan due to a change in the Prime Rate shall take effect on the date of such change in the Prime Rate. The interest rate shall be adjusted downwards or upwards on the first day of each fiscal quarter based upon the Companies' quarterly Combined Financial Statements for the most recent fiscal quarter which have been received by Bank One pursuant to Section 7.2 as follows:
      (i) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is greater than 0.25 to 1.00 and less than or equal to 1.00 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than 1.75 to 1.00, then the interest rate on the Variable Rate Loans shall be equal to the Prime Rate minus twenty-five (25) basis points per annum, or (ii) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is less than or equal to 0.25 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than
      2.00 to 1.00, then the interest rate on the Variable Rate Loans shall be equal to the Prime Rate minus thirty-five (35) basis points per annum.

      (c) Interest on Eurodollar Rate Loans. From its date, each Term Loan or portion thereof bearing interest at an Adjusted Eurodollar Rate shall bear interest during the period from the date thereof until and including the maturity date thereof at a rate per annum equal to one hundred fifty (150) basis points above the Adjusted Eurodollar Rate. Borrowers also shall be obligated to pay with respect to each Eurodollar Rate Loan such additional amounts as shall be determined pursuant to Section 4.7. The interest rate shall be adjusted downwards or upwards on the first day of each fiscal quarter based upon the Companies' quarterly Combined Financial Statements for the most recent fiscal quarter which have been received by Bank One pursuant to Section 7.2 as follows: (i) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is greater than 0.25 to 1.00 and less than or equal to 1.00 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than 1.75 to 1.00, then the interest rate on the Eurodollar Rate Loans shall be at a rate per annum equal to one hundred twenty-five (125) basis points above the Adjusted Eurodollar Rate, or (ii) if the ratio of Total Combined Liabilities to Combined Tangible Net Worth is less than or equal to 0.25 to 1.00, and if the ratio of Combined Available Income to Combined Fixed Charges is greater than 2.00 to 1.00, then the interest rate on the Eurodollar Rate Loans shall be equal at a rate per annum equal to one hundred fifteen (115) basis points above the Adjusted Eurodollar Rate.

                                  EXHIBIT 6.17

                                 SELF INSURANCE


POLICY TYPE                                                 DEDUCTIBLE

General Liability                                             250,000

Large Fleet                                                   100,000

Umbrella                                                       10,000

Worker's Compensation                                          25,000

Pollution                                                     500,000

Auto Pollution                                                250,000

Property/Contractors Equip.                                     1,000

Excess Worker's Comp. (Ohio)                                  350,000

Small Fleet                                                    25,000

Aviation                                                      250,000

Employee Dishonesty                                            25,000

                                 EXHIBIT 10.1.FS

                       FORM OF DETAILED EXPENSE SCHEDULES



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